Exhibit 10.3
FIRSTMERIT CORPORATION
EXECUTIVE CASH ANNUAL INCENTIVE PLAN
Amended and Restated April, 2011
I.	TERM OF THE PLAN

The FirstMerit Corporation Executive Cash Annual Incentive Plan (the “Plan”) is effective beginning January 1, 2011, and will remain in effect until revised or terminated by the Compensation Committee of the Board of Directors of FirstMerit Corporation (“FirstMerit”).

II.	PLAN OBJECTIVES

FirstMerit is making available to eligible executive officers of FirstMerit and its subsidiaries, through this Plan, compensation designated to foster superior financial results by encouraging executive officers to meet or exceed stated goals. The objectives of the Plan are to:
1.	Foster superior financial results, producing a financial benefit to FirstMerit and its shareholders;

2.	Motivate and reward executives for the achievement of superior financial and personal performance ;

3.	Balance risk and financial rewards;

4.	Retain key executive talent in order to achieve stated financial objectives and continue long-term growth of FirstMerit; and

5.	Provide a competitive total cash compensation incentive opportunity.
III.	ELIGIBILITY

All employee members of the Executive Committee of officers and certain other employees approved by the Compensation Committee are eligible to participate in the Plan (“Participants”).

IV.	PLAN ELEMENTS

For each Participant, payments will be based on corporate and/or individual performance with minimum performance thresholds that must be exceeded in order to receive compensation under the Plan. Individual awards will be based on corporate and individual performance factors determined by an assessment of the level of achievement of pre-established individual and corporate goals.

Each year in the first quarter of the calendar year (or, for 2011, upon adoption of the Plan): (i) the Chief Executive Officer will determine individual performance goals for each Participant; and (ii) the Compensation Committee of the Board of Directors, taking into consideration recommendations by the Chief Executive Officer, will determine the annual corporate scorecard for assessing corporate performance.
The corporate scorecard will include: (1) comprehensive financial, risk and strategic internal goals; and (ii) relative external peer comparison goals. The Chief Executive Officer, and the Compensation Committee, as the case may be, shall identify goals relating to one or several of the following corporate performance measures:
1.	Revenue

2.	Net earnings or net income (before or after taxes);

3.	Earnings per share;

4.	Deposit or asset growth;

5.	Net operating income;

6.	Return measures (including return on assets and equity);

7.	Fee income;

8.	Earnings before or after taxes, interest, depreciation and/or amortization;

9.	Interest spread;

10.	Productivity ratios;

11.	Share price (including, but not limited to, growth measures and total shareholder return);

12.	Expense targets;

13.	Credit quality;

14.	Efficiency ratio;

15.	Market share;

16.	Customer satisfaction; and

17.	NIACC (net income after cost of capital).

18.	Strategic objectives (including, branding, mergers and acquisitions, succession management, dynamic market response, new product build out, expense reduction initiatives, risk management and regulatory compliance).
The corporate performance measures included in the scorecard will have designated performance levels aligned with the corporate business plan and financial objectives. The Compensation Committee will then review the established performance scorecard and determine the corporate performance factor based on an assessment of the Company’s performance relative to the performance scorecard and identified measures. In addition, overall performance must be at a threshold level or better in the judgment of the Compensation Committee for a Participant to receive any payment.
The individual performance factor will be based on achievement of individual goals and an assessment of overall individual contribution. Goals will be aligned with performance results for the applicable Participant’s area. To be eligible for any payment (either corporate or individual), the executive must achieve at a minimum on his/her annual performance evaluation a “Meets Standards” rating.
A Participant’s final award will be based on both the corporate and individual performance factors. The weighting between the corporate performance factor and the individual performance factor, as well as the percentage amounts of base salary to be paid for the attainment of all factors, is subject to the approval of the Compensation Committee.
Factors and payment of percentage amounts of year end base salary for the Chief Executive Officer will be determined by the Compensation Committee, subject to approval by the independent members of the full Board of Directors, with the Chief Executive Officer abstaining from discussion and voting.
For purpose of determining the amount of bonus, the base salary will be the annualized base salary of the Participant on the last day of the applicable calendar year, adjusted to reflect the Participant’s tenure with the Company during the year.
The accrual for Plan incentive payments will be established in accordance with generally accepted accounting principles.
Notwithstanding anything else in this Section IV or elsewhere in the Plan, in its sole discretion, the Compensation Committee may adjust any one or more award amounts before or after the calendar year end, change goals or waive any requirements for awards pursuant to the Plan.
V.	PAYMENTS

Subject to applicable withholding, payments under the Plan are based on the corporate and individual performance factors and/or line of business results for each calendar year and will be made by March 15 of the following calendar year upon approval by the Compensation Committee and, with respect to the Chief Executive Officer, the independent members of the full Board of Directors.

VI.	NEWLY HIRED, TRANSFERRED, PROMOTED AND TERMINATED PARTICIPANTS

If a Participant is transferred or promoted or becomes totally disabled in accordance with the Company’s long-term disability plan before the last day of the calendar year, the Participant will be eligible to receive payment under the Plan only if: (i) the Participant is employed on the last day of the calendar year; (ii) the Participant remains employed through the payment date; and (iii) the stated threshold goals have been achieved by the last day of the calendar year, as such goals may be revised for the individual based upon a change in position. Payments will be prorated based upon the tenure of the Participant in the eligible position. Newly hired eligible Plan Participants may receive a prorated incentive payout based on their tenure during the Plan year or a predetermined payout amount agreed upon as part of their initial employment terms.

If the Participant’s employment is terminated before the payment date for any reason other than retirement, the Participant will not be eligible for any payment under the Plan regardless of employment status on the last day of the calendar year.

If the Participant retires (as retirement is defined under the FirstMerit benefit plan providing for the earliest possible retirement) effective before the end of the calendar year, the Participant will not be entitled to payment under the Plan. If the Participant retires effective at any time after the end of the calendar year, but before the payment date, the retiring Participant will be entitled to payment in accordance with the terms of the Plan.

If a Participant dies before the end of the calendar year, neither the Participant nor their estate will be eligible to receive any payment under the Plan. If a Participant dies after the end of the calendar year, but before the payment date, the Participant, through their estate, will be eligible to receive payment of an award amount under the Plan.

FirstMerit reserves the right to withhold or decrease payments to any Participant under the Plan based on a Participant’s violation of any of FirstMerit’s policies and procedures or failure to achieve at minimum “Meets Standards” on the annual performance evaluation, as approved by the Compensation Committee.

VII.	OTHER EMPLOYEE BENEFITS

Benefits to Participants under other benefit plans will not be affected by payments under this Plan to the extent benefits under the other plans are based upon base salary, but will be affected by payments under this Plan to the extent benefits under the other plans are based upon Form W-2 earnings. FirstMerit retains the right to amend, cancel or change any other benefit plans.

VIII.	AMENDMENT AND ADMINISTRATION OF THE PLAN

The Plan may be terminated or amended by the recommendation of the Compensation Committee, subject to the approval of the Board of Directors. Any question of interpretation of the Plan will be determined by the Compensation Committee and its determinations or final, binding and non-appealable. The Executive Vice President of Human Resources and the Manager of Compensation are responsible for administering the Plan in accordance with the terms of the Plan and the goals and payments determined annually by the recommendation of the Compensation Committee and approval of the Board of Directors.

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